                                                                   Exhibit 2.1

                         AGREEMENT AND PLAN OF REORGANIZATION

                                     BY AND AMONG

                               HEWLETT-PACKARD COMPANY

                         TOWER BRIDGE ACQUISITION CORPORATION

                                         AND

                                    VERIFONE, INC.



                              DATED AS OF APRIL 22, 1997

                                  TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . .  2

    1.1    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.2    Effective Time; Closing  . . . . . . . . . . . . . . . . . . . .  2
    1.3    Effect of the Merger . . . . . . . . . . . . . . . . . . . . . .  2
    1.4    Certificate of Incorporation; Bylaws . . . . . . . . . . . . . .  2
    1.5    Directors and Officers . . . . . . . . . . . . . . . . . . . . .  3
    1.6    Effect on Capital Stock. . . . . . . . . . . . . . . . . . . . .  3
    1.7    Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . .  4
    1.8    Surrender of Certificates. . . . . . . . . . . . . . . . . . . .  5
    1.9    No Further Ownership Rights in VFI Common Stock. . . . . . . . .  7
    1.10   Lost, Stolen or Destroyed Certificates . . . . . . . . . . . . .  7
    1.11   Tax and Accounting Consequences. . . . . . . . . . . . . . . . .  7
    1.12   Taking of Necessary Action; Further Action . . . . . . . . . . .  8

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF VFI. . . . . . . . . . . . .  8

    2.1    Organization of VFI. . . . . . . . . . . . . . . . . . . . . . .  8
    2.2    VFI Capital Structure. . . . . . . . . . . . . . . . . . . . . .  9
    2.3    Obligations With Respect to Capital Stock. . . . . . . . . . . . 10
    2.4    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    2.5    SEC Filings; VFI Financial Statements. . . . . . . . . . . . . . 12
    2.6    Absence of Certain Changes or Events . . . . . . . . . . . . . . 13
    2.7    Tax. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    2.8    Title to Properties; Absence of Liens and Encumbrances . . . . . 16
    2.9    Intellectual Property. . . . . . . . . . . . . . . . . . . . . . 16
    2.10   Compliance; Permits; Restrictions. . . . . . . . . . . . . . . . 21
    2.11   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    2.12   Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . 22
    2.13   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . 22
    2.14   Employees; Labor Matters . . . . . . . . . . . . . . . . . . . . 24
    2.15   Environmental Matters. . . . . . . . . . . . . . . . . . . . . . 25
    2.16   Agreements, Contracts and Commitments. . . . . . . . . . . . . . 26
    2.17   Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . 28
    2.18   Change of Control Payments . . . . . . . . . . . . . . . . . . . 28
    2.19   Statements; Proxy Statement/Prospectus . . . . . . . . . . . . . 28
    2.20   Board Approval . . . . . . . . . . . . . . . . . . . . . . . . . 29
    2.21   Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . 29

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                           PAGE
                                                                           ----

    2.22    Section 203 of the Delaware General Corporation Law Not
            Applicable. . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    2.23    Customs . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF HP AND
              MERGER SUB. . . . . . . . . . . . . . . . . . . . . . . . . . 30

    3.1     Organization of HP. . . . . . . . . . . . . . . . . . . . . . . 30
    3.2     HP and Merger Sub Capital Structure . . . . . . . . . . . . . . 31
    3.3     Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    3.4     SEC Filings; HP Financial Statements. . . . . . . . . . . . . . 32
    3.5     Absence of Certain Changes or Events. . . . . . . . . . . . . . 33
    3.6     Statements; Proxy Statement/Prospectus. . . . . . . . . . . . . 33
    3.7     Pooling of Interests. . . . . . . . . . . . . . . . . . . . . . 33
    3.8     Valid Issuance. . . . . . . . . . . . . . . . . . . . . . . . . 33
    3.9     No Ownership of VFI Common Stock. . . . . . . . . . . . . . . . 33

ARTICLE IV - CONDUCT PRIOR TO THE EFFECTIVE TIME. . . . . . . . . . . . . . 34

    4.1     Conduct of Business . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE V - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . 36

    5.1     Proxy Statement/Prospectus; Registration Statement; Other
             Filings; Board Recommendations . . . . . . . . . . . . . . . . 36
    5.2     Meeting of Stockholders . . . . . . . . . . . . . . . . . . . . 37
    5.3     Confidentiality; Access to Information. . . . . . . . . . . . . 38
    5.4     No Solicitation.. . . . . . . . . . . . . . . . . . . . . . . . 38
    5.5     Public Disclosure . . . . . . . . . . . . . . . . . . . . . . . 40
    5.6     Legal Requirements. . . . . . . . . . . . . . . . . . . . . . . 41
    5.7     Third Party Consents. . . . . . . . . . . . . . . . . . . . . . 41
    5.8     Notification of Certain Matters . . . . . . . . . . . . . . . . 41
    5.9     Best Efforts and Further Assurances . . . . . . . . . . . . . . 42
    5.10    Stock Options and Employee Benefits.. . . . . . . . . . . . . . 42
    5.11    Form S-8. . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    5.12    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 45
    5.13    NYSE Listing. . . . . . . . . . . . . . . . . . . . . . . . . . 46
    5.14    VFI Affiliate Agreement . . . . . . . . . . . . . . . . . . . . 46

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                           PAGE
                                                                           ----

    5.15    Regulatory Filings; Reasonable Efforts. . . . . . . . . . . . . 47
    5.16    Tax-Free Reorganization . . . . . . . . . . . . . . . . . . . . 47
    5.17    Comfort Letter. . . . . . . . . . . . . . . . . . . . . . . . . 47
    5.18    Pooling Covenant. . . . . . . . . . . . . . . . . . . . . . . . 47
    5.19    Disqualified Individuals. . . . . . . . . . . . . . . . . . . . 48

ARTICLE VI - CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . . . 48

    6.1     Conditions to Obligations of Each Party to Effect the Merger. . 48
    6.2     Additional Conditions to Obligations of VFI . . . . . . . . . . 49
    6.3     Additional Conditions to the Obligations of HP and Merger Sub . 50

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . 52

    7.1     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    7.2     Notice of Termination; Effect of Termination. . . . . . . . . . 54
    7.3     Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . 54
    7.4     Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
    7.5     Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . 56

ARTICLE VIII - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . 57

    8.1     Non-Survival of Representations and Warranties. . . . . . . . . 57
    8.2     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
    8.3     Interpretation; Knowledge . . . . . . . . . . . . . . . . . . . 58
    8.4     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 59
    8.5     Entire Agreement; Third Party Beneficiaries . . . . . . . . . . 59
    8.6     Severability. . . . . . . . . . . . . . . . . . . . . . . . . . 59
    8.7     Other Remedies; Specific Performance. . . . . . . . . . . . . . 59
    8.8     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . 60
    8.9     Rules of Construction . . . . . . . . . . . . . . . . . . . . . 60
    8.10    Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . 60
    8.11    WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . . . 60

                                  INDEX OF EXHIBITS
                                  -----------------

Exhibit A           Form of VeriFone Voting Agreement

Exhibit B           Form of VeriFone Affiliate Agreement

                         AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of April 22, 1997, among Hewlett-Packard Company, a California corporation ("HP"), Tower Bridge Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of HP ("MERGER SUB"), and VeriFone, Inc., a Delaware corporation ("VFI").

                                       RECITALS
                                       --------

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), HP and VFI intend to enter into a business combination transaction.

     B. The Board of Directors of VFI (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of VFI and fair to, and in the best interests of, VFI and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of VFI adopt and approve this Agreement and approve the Merger.

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to HP's willingness to enter into this Agreement, an affiliate stockholder of VFI is entering into a Voting Agreement in substantially the form attached hereto as EXHIBIT A.

     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     E. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                      ARTICLE I
                                      THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into VFI (the "MERGER"), the separate corporate existence of Merger Sub shall cease and VFI shall continue as the surviving corporation. VFI as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the
Closing Date (as herein defined).   The closing of the Merger (the "CLOSING")
shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of VFI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of VFI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

          (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation (subject, however, to Section 5.12); PROVIDED, HOWEVER, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be VeriFone, Inc.

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended, subject, however, to Section
5.12 hereof.

     1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of VFI immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, VFI or the holders of any of the following securities:

          (a) CONVERSION OF VFI COMMON STOCK. Each share of Common Stock, $.01 par value per share, of VFI (the "VFI COMMON STOCK") issued and outstanding immediately prior to the Effective Time, (other than any shares of VFI Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.7(a)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into one (the "EXCHANGE RATIO") share of Common Stock of HP (the "HP COMMON STOCK").

          (b) CANCELLATION OF HP-OWNED STOCK. Each share of VFI Common Stock held by VFI or owned by Merger Sub, HP or any direct or indirect wholly owned subsidiary of VFI or of HP immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLANS. At the Effective Time, all options to purchase VFI Common Stock then outstanding under VFI's Amended and Restated Incentive Stock Option Plan (the "ISO PLAN"), VFI's Amended and Restated 1987 Supplemental Stock Option Plan (the "SUPPLEMENTAL PLAN"), VFI's Amended and Restated 1992 Non-Employee Directors' Stock Option Plan (the "DIRECTORS' PLAN"), the Enterprise Integration Technologies Corporation 1991 Stock Plan, as amended (the "EIT PLAN" and collectively, the "VFI STOCK OPTION PLANS"); all phantom stock grants then outstanding under VFI's 1996 Restricted Phantom Stock Plan (the "1996 PHANTOM PLAN"), VFI's 1997 Restricted Phantom Stock Plan (the "1997 PHANTOM PLAN") and VFI's Phantom Stock Option Agreements for VFI employees in India (the "INDIAN PHANTOM STOCK AGREEMENTS" and collectively, the "VFI PHANTOM STOCK PLANS"); all then outstanding rights to acquire shares of VFI Common Stock under VFI's Amended and Restated Employee Stock Purchase Plan (the "ESPP"); all Enterprise Integration Technologies Corporation Restricted Stock Purchase Agreements (the

"RESTRICTED STOCK PURCHASE AGREEMENTS"); and all then outstanding rights to receive cash under the SHA Stock Bonus Plan Scheme for 1997 ("SHA STOCK BONUS PLAN"), and India Stock Bonus Plan Scheme for 1997 (the "INDIA STOCK BONUS PLAN" and collectively, the "VFI STOCK BONUS PLANS") shall be assumed by HP in accordance with Section 5.10 hereof.

          (d) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, $.01 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into HP Common Stock or VFI Common Stock), reorganization, recapitalization, reclassification or other like change with respect to HP Common Stock or VFI Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

          (f) FRACTIONAL SHARES. No fraction of a share of HP Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of VFI Common Stock who would otherwise be entitled to a fraction of a share of HP Common Stock (after aggregating all fractional shares of HP Common Stock that otherwise would be received by such holder) shall receive from HP an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of HP Common Stock for the five (5) most recent days that HP Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the New York Stock Exchange.

     1.7  DISSENTING SHARES.

          (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of VFI Common Stock who has the right under Delaware Law to demand appraisal rights and has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into HP Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

          (b) Notwithstanding the foregoing, if any holder of shares of VFI Common Stock who has the right under Delaware Law to demand and who does demand appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only HP Common Stock and the right to receive cash in lieu of fractional shares of HP Common Stock in accordance with Section 1.6 hereof, without interest thereon.

          (c) VFI shall give HP (i) prompt notice of any written demands for appraisal of any shares of VFI Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by VFI which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under Delaware Law. VFI shall not, except with the prior written consent of HP or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of VFI Common Stock or offer to settle or settle any such demands. Any payments made in respect of Dissenting Shares shall be made by VFI or the Surviving Corporation, as the case may be.

          (d) Because the VFI Common Stock and the HP Common Stock are listed on a national securities exchange, the parties hereto believe that no appraisal rights will be available under Delaware Law for shares of VFI Common Stock in connection with the Merger.

     1.8  SURRENDER OF CERTIFICATES.

          (a) EXCHANGE AGENT. Harris Trust and Savings Bank shall act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

          (b) HP TO PROVIDE COMMON STOCK. Promptly after the Effective Time, HP shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of HP Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of VFI Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of VFI Common Stock may be entitled pursuant to Section 1.8(d).

          (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, HP shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of VFI Common Stock whose shares were converted into shares of HP Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as HP may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HP Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by HP, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of HP Common Stock into which their shares of VFI Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of HP Common Stock into which such shares of VFI Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d).

          (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to HP Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of HP Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of HP Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of HP Common Stock.

          (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of HP Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to HP or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of HP Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of HP or any agent designated by it that such tax has been paid or is not payable.

          (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, HP, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of HP Common Stock or VFI Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 NO FURTHER OWNERSHIP RIGHTS IN VFI COMMON STOCK. All shares of HP Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of VFI Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of VFI Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of HP Common Stock into which the shares of VFI Common Stock represented by such Certificates were converted pursuant to
Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to
Section 1.8(d); PROVIDED, HOWEVER, that HP may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of HP Common Stock, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against HP, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11 TAX AND ACCOUNTING CONSEQUENCES.

          (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

          (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of VFI and Merger Sub, the officers and directors of VFI and Merger Sub will take all such lawful and necessary action. HP shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.


                                      ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF VFI

     VFI represents and warrants to HP and Merger Sub, subject to the exceptions disclosed in writing in the disclosure letter supplied by VFI to HP dated as of the date hereof (the "VFI SCHEDULES"), as follows:

     2.1  ORGANIZATION OF VFI.

          (a) VFI and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized; has the corporate or other similar power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on VFI.

          (b) VFI has delivered to HP a true and complete list of all of VFI's subsidiaries as of the date of this Agreement, indicating the jurisdiction of organization of each subsidiary and VFI's equity interest therein.

          (c) VFI has delivered or made available to HP a true and correct copy of the Certificate of Incorporation and Bylaws of VFI and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither VFI nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

          (d) When used in connection with VFI, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of VFI and its subsidiaries taken as a whole; PROVIDED, HOWEVER, that (i) any adverse change, event or effect that is proximately caused by conditions affecting the United States economy generally or the economy of any nation or region in which VFI or any of its subsidiaries conducts a material amount of business shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to VFI (unless such conditions adversely affect VFI in a materially disproportionate manner),
(ii) any adverse change, event or effect that is proximately caused by conditions affecting any industry in which VFI competes shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to VFI (unless such conditions adversely affect VFI in a materially disproportionate manner), (iii) any adverse change, event or effect that is proximately caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to VFI, and (iv) any adverse change, event or effect that is proximately caused by any breach by HP of any covenant or obligation set forth in this Agreement shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to VFI; and, PROVIDED FURTHER, that with respect to any dispute regarding whether a change, event or effect is "proximately caused" by any of the foregoing, VFI shall have the burden of proof by a preponderance of the evidence.

     2.2 VFI CAPITAL STRUCTURE. The authorized capital stock of VFI consists of 50,000,000 shares of Common Stock, $.01 par value per share, of which there were 23,305,172 shares issued and outstanding as of April 21, 1997 (excluding shares held in treasury of which there are 1,954,453), and 2,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. All outstanding shares of VFI Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of VFI or any agreement or document to which VFI is a party or by which it is bound. As of April 21, 1997, there were options outstanding to purchase an aggregate of 3,316,265 shares of VFI Common Stock, issued to employees, consultants and non-employee directors pursuant to the VFI Stock Option Plans. All shares of VFI Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The VFI Schedules list for each person who held options to acquire shares of VFI Common Stock as of April 21, 1997, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option had vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration, if any.

     2.3  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 2.2 and except for VFI Common Stock issued between April 21, 1997 and the date of this Agreement upon exercise of stock options outstanding on April 21, 1997, as of the date of this Agreement there are no equity securities, partnership interests or similar ownership interests of any class of VFI, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities VFI owns, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of VFI that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of VFI, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 and except for VFI Common Stock issued between April 21, 1997 and the date of this Agreement upon exercise of stock options outstanding on April 21, 1997, as of the date of this Agreement there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which VFI or any of its subsidiaries is a party or by which it is bound obligating VFI or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of VFI or any of its subsidiaries or obligating VFI or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and, to the knowledge of VFI, there are no voting trusts, proxies or other agreements or understandings to which VFI is a party or by which it is bound with respect to any equity security of any class of VFI or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Assuming that HP Common Stock continues to be listed on a national securities exchange, stockholders of VFI are not entitled to dissenters rights under applicable state law.

     2.4  AUTHORITY.

          (a) VFI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of VFI, subject only to the approval and adoption of this Agreement and the approval of the Merger by VFI's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of at least a majority of the outstanding shares of the VFI Common Stock is required for VFI's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by VFI and, assuming the due authorization, execution and delivery by HP and, if applicable, Merger Sub, constitutes valid and binding obligations of VFI, enforceable against VFI in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by VFI do not, and the performance of this Agreement by VFI will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of VFI or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by VFI's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to VFI or any of its subsidiaries or by which VFI or any of its subsidiaries or any of their respective properties is bound or affected which conflict or violation would result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI, HP or the Surviving Corporation, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair VFI's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of VFI or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which VFI or any of its subsidiaries is a party or by which VFI or any of its subsidiaries or its or any of their respective properties are bound or affected which would result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI, HP or the Surviving Corporation. The VFI Schedules list all consents, waivers and approvals under any of VFI's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI, HP or the Surviving Corporation as a result of the Merger.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic

("GOVERNMENTAL ENTITY"), is required to be obtained or made by VFI in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to VFI or HP or have a material adverse effect on the ability of the parties to consummate the Merger.

     2.5  SEC FILINGS; VFI FINANCIAL STATEMENTS.

          (a) VFI has filed all forms, reports and documents required to be filed by VFI with the SEC since January 1, 1996 and has made available to HP such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that VFI may file subsequent to the date hereof) are referred to herein as the "VFI SEC REPORTS." As of their respective dates, the VFI SEC Reports (i) were prepared in accordance with and complied with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such VFI SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of VFI's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the VFI SEC Reports (the "VFI FINANCIALS"), including any VFI SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of VFI and its subsidiaries as at the respective dates thereof and the consolidated results of VFI's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes. The balance sheet of VFI contained in VFI SEC Reports as of December 31, 1996 is hereinafter referred to as the "VFI BALANCE SHEET." Except as disclosed in the VFI Financials or in the consolidated unaudited balance sheet of VFI as of March 31, 1997 previously delivered to HP, since the date of the VFI Balance Sheet neither VFI nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of VFI and its subsidiaries taken as a whole, except for (i) liabilities identified in the VFI Balance Sheet, (ii) liabilities incurred since the date of the VFI Balance Sheet in the ordinary course of business consistent with past practices, or (iii) liabilities which, in any individual case or series of related cases, would not result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI.

          (c) VFI has heretofore furnished to HP a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by VFI with the SEC pursuant to the Securities Act or the Exchange Act.

          (d) The financial statements of VFI for the fiscal quarter ended March 31, 1997, previously delivered to HP and a copy of which is contained in the VFI Schedules (the "MARCH FINANCIALS"), were prepared in accordance with GAAP (except as may be permitted by the SEC on Form 10-Q under the Exchange Act and except that the March Financials do not contain footnotes) applied on a consistent basis throughout the periods involved and with VFI's 1996 annual financial statements previously filed with the SEC. The March Financials fairly presented the consolidated financial position of VFI and its subsidiaries as at March 31, 1997 and the consolidated results of VFI's operations and cash flows for the periods indicated in accordance with GAAP. The financial statements to be included in the Form 10-Q to be filed by VFI with the SEC with respect to the fiscal quarter ended March 31, 1997 will be, in form and substance, substantially identical to the March Financials.

     2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. From the date of the VFI Balance Sheet and until the date hereof there has not been: (i) any Material Adverse Effect on VFI, (ii) any material change by VFI in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by VFI of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     2.7  TAXES.

          (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  TAX RETURNS AND AUDITS.

               (i) VFI and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by VFI and each of its subsidiaries with any Tax authority, except such Returns which are not material to VFI, and have paid all Taxes shown to be due on such Returns.

               (ii) VFI and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, the Federal Insurance Contribution Act ("FICA"), the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

               (iii) There is no Tax deficiency outstanding, proposed or assessed against VFI or any of its subsidiaries, nor has VFI or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of VFI or any of its subsidiaries by any Tax authority is in progress, nor has VFI or any of its subsidiaries been notified in writing of any request for such an audit or other examination.

               (v) No adjustment relating to any Returns filed by VFI or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to VFI or any of its subsidiaries or any representative thereof.

               (vi) Neither VFI nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the VFI Balance

Sheet, whether asserted or unasserted, contingent or otherwise, which in any individual case or series of related cases, would result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI other than any liability for unpaid Taxes that may have accrued since the date of the VFI Balance Sheet in connection with the operation of the business of VFI and its subsidiaries in the ordinary course.

               (vii) There is no contract, agreement, plan or arrangement to which VFI is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of VFI or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

               (viii) Neither VFI nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by VFI.

               (ix) Neither VFI nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, except as required by applicable law.

               (x) Except as may be required as a result of the Merger, VFI and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

               (xi) None of VFI's or its subsidiaries' assets is tax exempt use property within the meaning of Section 168(h) of the Code.

               (xii)     The VFI Schedules list (A) any foreign Tax holidays,
(B) any intercompany transfer pricing agreements, or other arrangements that have been established by VFI or any of its subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting VFI or any of its subsidiaries as of the date of this Agreement.

     2.8  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

          (a) The VFI Schedules list the real property owned by VFI as of the date of this Agreement. The VFI Schedules list all real property being leased as of the date of this Agreement. All such real property is being leased pursuant to lease agreements that are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would, in VFI's reasonable judgment, give rise to a claim in an amount greater than $1 million.

          (b) VFI has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in the VFI Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

          "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights therein: (i) all United States, international and foreign patents and applications (including provisional applications) therefor that have not been abandoned or withdrawn; (ii) all inventions (whether patentable or not), invention disclosures, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, and all improvements thereto; (iii) all copyrights, registered copyrights and applications therefor, and moral or equivalent rights, throughout the world; (iv) all industrial designs registered industrial designs and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, registered trademarks and service marks and applications therefor that have not been abandoned or withdrawn, throughout the world; and (vi) all databases and data collections and all rights therein, throughout the world.

          "VFI INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or filed in the name of, VFI or any of its subsidiaries.

          "VFI PRODUCT" shall mean any hardware or software product that is distributed by or for VFI, either directly or indirectly, or any software tool used by

VFI in the performance of any services provided to VFI's customers, as of the date hereof.

          "VFI REGISTERED INTELLECTUAL PROPERTY" shall mean any Registered Intellectual Property owned by, or filed in the name of, VFI or any of its subsidiaries.

          "REGISTERED INTELLECTUAL PROPERTY" shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications) that have not been abandoned or withdrawn; (ii) registered trademarks and service marks and applications therefor that have not been abandoned or withdrawn; (iii) registered copyrights and applications therefor; and (iv) registered industrial designs and applications therefor.

          (a) Section 2.9 of the VFI Schedules lists all VFI Registered Intellectual Property as of the date hereof; and all patent applications filed by or in the name of VFI or any of its subsidiaries that have been abandoned or withdrawn and trademark and service mark registration applications filed by or in the name of VFI or any of its subsidiaries that have been abandoned or withdrawn, in each case since January 1, 1996.

          (b) Section 2.9 of the VFI Schedules lists each proceeding or action pending (including any mediation) as of the date hereof and to which VFI or any of its subsidiaries is a party before any court or tribunal (including the United States Patent and Trademark Office ("PTO"), or equivalent authority anywhere in the world) related to any VFI Registered Intellectual Property.

          (c) There is no VFI Intellectual Property or VFI Registered Intellectual Property that is subject to any proceeding or outstanding decree, order, judgment, agreement entered pursuant to an order of a court, tribunal or equivalent authority anywhere in the world, or stipulation in connection with any proceeding materially restricting in any manner the use, transfer, or licensing thereof by VFI, or that would be likely to materially and adversely affect the validity, use or enforceability of any VFI Intellectual Property or VFI Registered Intellectual Property. VFI is not a party to any proceeding or outstanding decree, order, judgment, agreement entered pursuant to an order of a court, tribunal or equivalent authority anywhere in the world, or stipulation in connection with any proceeding materially restricting in any manner the use, transfer, or licensing by VFI of any Intellectual Property of any third party that is incorporated into a necessary component of any VFI Product.

          (d) Each item of VFI Registered Intellectual Property is subsisting; all necessary registration, maintenance and renewal fees due as of the date hereof in connection with such VFI Registered Intellectual Property have been paid and all documents and certificates required to be filed with a patent, copyright, trademark or other governmental authority in the United States or any foreign jurisdiction for the purposes of maintaining such VFI Registered Intellectual Property have been filed with such authority, except where the failure to pay any fees or file any such documents would not result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI, or upon the Closing, to HP or the Surviving Corporation.

          (e) VFI: (i) owns and has good title to, or has all necessary licenses (either express or implied) under or to, each item of Intellectual Property that is incorporated into a necessary component of any VFI Product, including all VFI Registered Intellectual Property, but excluding any Intellectual Property incorporated into a necessary component of any VFI Product that has been developed or created by a third party for VFI, free and clear of any Lien (other than (A) licenses and related restrictions, (B) any Lien reflected in the VFI Financials, and (C) any Lien not material in character, amount or extent; and which Liens do not result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI); (ii) owns and has good and exclusive title to, or has all necessary licenses (either express or implied) under or to, each item of Intellectual Property that is incorporated into a necessary component of the VFI Products specified in Section 2.9 of the VFI Schedules, including all VFI Registered Intellectual Property, but excluding any Intellectual Property incorporated into a necessary component of any such VFI Products that has been developed or created by a third party for VFI, free and clear of any Lien (other than (A) licenses and related restrictions, (B) any Lien reflected in the VFI Financials, and (C) any Lien not material in character, amount or extent; and which Liens do not result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to
VFI), excluding any custom development work of VFI Products performed by VFI or any of its subsidiaries for any third party or, to the extent that failure to so own, have such title or license would have a Material Adverse Effect on VFI; and (iii) owns and has good title to, or has a license to each trademark and trade name used in connection with the distribution of any VFI Products.

          (f) To the extent that any Intellectual Property incorporated into a necessary component of any VFI Products has been developed or created by a third party for VFI, VFI either (i) has obtained ownership of, free and clear of any Lien (other than (A) licenses and related restrictions, (B) any Lien reflected in the VFI Financials, and (C) any Lien not material in character, amount or extent; and which Liens do not materially detract from the current manner of manufacture, use or distribution of such VFI Products that include such Intellectual Property), or (ii) has obtained a license under or to such third party's Intellectual Property, to the extent it is legally possible to do so; except to the extent that the failure to do so does not result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI.

          (g) Between January 1, 1996 and the date hereof, VFI has not transferred ownership of, or granted any exclusive license with respect to, any VFI Intellectual Property owned by VFI or any of its subsidiaries at the time of its development or any VFI Registered Intellectual Property, to any third party; except to the extent such Intellectual Property pertains to custom development work of VFI Products performed by VFI or any of its subsidiaries for any third party or if such transfer or grant would not result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI.

          (h) Section 2.9 of the VFI Schedules lists all material contracts, licenses and other agreements to which VFI is a party as of the date hereof
(i) with respect to VFI Intellectual Property licensed or transferred by VFI or any of its subsidiaries to any third party (other than (A) those with end-users entered into in the ordinary course of business, (B) those with distributors or resellers entered into in the ordinary course of business,
(C) those entered into in connection with the sale or lease of hardware products and associated software entered into in the ordinary course of business, (D) those relating to the performance of services by VFI in the ordinary course of business, and (E) those entered into in the ordinary course of business on terms that do not materially deviate from VFI's standard terms previously disclosed to HP); or (ii) pursuant to which a third party is licensing or transferring any Intellectual Property to VFI or any of its subsidiaries that is incorporated into a necessary component of a VFI Product (other than (A) those entered into in connection with the custom development work of VFI Products performed by VFI or any of its subsidiaries for any third party, (B) those that pertain to mass-marketed products commercially available to similarly situated businesses, (C) those that pertain to publicly available protocols or specifications that are used in the development of VFI Products, and (D) those entered into in the ordinary course of business on terms that do not materially deviate from VFI's standard terms previously disclosed to HP.)

          (i) Following the Closing Date, the Surviving Corporation will be permitted to exercise all of VFI's rights under the contracts, licenses and agreements required to be listed in Section 2.9 of the VFI Schedules to the same extent VFI would have been permitted to exercise such rights had the transactions contemplated by this Agreement not occurred and without the payment of any material additional amounts or consideration other than ongoing fees, royalties or payments which VFI would have been required to pay had the transactions contemplated by this Agreement not occurred; except to the extent that any contract, license, agreement or activity of HP or the Surviving Corporation (entered into or taken by the Surviving Corporation after the Closing) affects the exercise of such rights or the payment of such amounts.

          (j) Section 2.9 of the VFI Schedules lists or specifically refers to all material contracts, licenses and agreements to which VFI or any of its subsidiaries is a party as of the date hereof and wherein or whereby VFI or any of its subsidiaries has agreed to, or assumed, any material obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any material obligation or liability with respect to the infringement or misappropriation by VFI or such third party of the Intellectual Property of any third party (other than (A) those with end-users entered into in the ordinary course of business, (B) those with distributors or resellers entered into in the ordinary course of business, (C) those entered into in connection with the sale or lease of hardware products and associated software entered into in the ordinary course of business, (D) those relating to the performance of services by VFI in the ordinary course of business, and (E) those entered into in the ordinary course of business on terms that do not materially deviate from VFI's standard terms previously disclosed to HP).

          (k) The operation of the business of VFI as such business is currently being operated with respect to VFI Products (including VFI's design, development, manufacture, marketing and sale of VFI Products) is not infringing or misappropriating the Intellectual Property of any third party (provided that with respect to patent rights, such representation is limited to VFI's knowledge) to the extent that such infringement or misappropriation will result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI.

          (l) Since January 1, 1993, VFI has not received written notice from any third party that any VFI Product infringes or misappropriates the Intellectual Property of any third party to the extent that such infringement or misappropriation will result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI.

          (m) To the knowledge of VFI, no person is infringing or misappropriating any VFI Intellectual Property that would result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI.

          (n) VFI has taken reasonable steps to protect VFI's rights in VFI's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to VFI. Without limiting the foregoing, VFI makes reasonable and customary efforts to implement a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in VFI's standard form (as may have been changed over time).

     2.10 COMPLIANCE; PERMITS; RESTRICTIONS.

          (a) Neither VFI nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of any law, rule, regulation, order, judgment or decree applicable to VFI or any of its subsidiaries or by which VFI or any of its subsidiaries or any of their respective properties is bound or affected, except for conflicts, violations and defaults that individually would not cause, in VFI's reasonable judgment, VFI to lose benefits aggregating to $1 million or more, or to incur liabilities aggregating to $1 million or more. No investigation or review by any Governmental Entity is pending or, to the knowledge of VFI, has since January 1, 1993, been threatened in a writing delivered to VFI against VFI or any of its subsidiaries, nor, to VFI's knowledge, has any Governmental Entity indicated an intention in a writing delivered to VFI to conduct an investigation of VFI or any of its subsidiaries. There is no material judgment, injunction, order or decree binding upon VFI or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of VFI or any of its subsidiaries, any acquisition of material property by VFI or any of its subsidiaries or the conduct of business by VFI as currently conducted.

          (b) VFI and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from a Governmental Entity that are material to and required for the operation of the business of VFI as currently conducted (collectively, the "VFI PERMITS"), other than such VFI Permits, which if not held, would not result, in VFI's reasonable judgment, in a loss of material benefit to or any material liability to VFI. VFI and its subsidiaries are in compliance in all material respects with the terms of the VFI Permits, except where the failure to be in compliance with the terms of the VFI Permits would not result, in VFI's reasonable judgment, in a loss of material benefit to or any material liability to VFI.

     2.11 LITIGATION. There is no action, suit, proceeding, arbitration or investigation by a Governmental Entity pending, and to VFI's knowledge, no person in a writing delivered to VFI since January 1, 1993 has threatened to commence any action, suit, proceeding, arbitration or investigation against VFI or any of its subsidiaries or to allege a claim which, in any individual case or series of related cases, would result, in VFI's reasonable judgment, in a loss of material benefit to or any material liability to VFI. No Governmental Entity has at any time since January 1, 1996 challenged or questioned in a writing delivered to VFI the legal right of VFI to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.12 BROKERS' AND FINDERS' FEES. Except for fees payable to Deutsche Morgan Grenfell Inc. pursuant to an engagement letter dated March 4, 1997, a copy of which has been provided to HP, VFI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.13 EMPLOYEE BENEFIT PLANS.

     (a) The VFI Schedules contain an accurate and complete list of each plan, program, policy, contract, or agreement in effect as of the date of this Agreement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, written or otherwise, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan" within the meaning of
Section 3(3) of ERISA, which is being maintained or contributed to by VFI or any trade or business which is under common control with VFI within the meaning of Section 414 of the Code (an "AFFILIATE") (or which has been maintained or contributed to and under which VFI has, as of the date of this Agreement, material obligations under) for the benefit of any current, former, or retired employee, officer, or director of VFI or any Affiliate (the "VFI EMPLOYEE PLANS"). As of the date of this Agreement, VFI does not have any plan, commitment or intention, whether legally binding or not, to establish any new VFI Employee Plan, to materially modify any VFI Employee Plan (except to the extent required by law or to conform any such VFI Employee Plan to the requirements of any applicable law, in each case as previously disclosed to HP in writing, or as required by this Agreement), or to enter into any VFI Employee Plan.

     (b) VFI has provided or made available to HP (i) correct and complete copies of all documents embodying each VFI Employee Plan including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each VFI Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each VFI Employee Plan or related trust; (iv) if the VFI Employee Plan is funded, the most recent annual and periodic accounting of VFI Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each VFI Employee Plan; (vi) all IRS determination letters and rulings issued to VFI relating to VFI Employee Plans; (vii) all material agreements and contracts relating to each VFI Employee Plan, including but not limited to, administration service agreements, group annuity contracts and group insurance contracts; (viii) all material communications from VFI to any Employees relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events with respect to any VFI Employee Plan which would result in any material liability to VFI; and (ix) all registration statements and the most recent prospectuses prepared in connection with each VFI Employee Plan.

     (c) (i) VFI has performed in all respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each VFI Employee Plan, except for any such nonperformance, default or violation, which in any individual case or series of related cases, would not result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI and each VFI Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations (including any applicable exemptions thereto), including but not limited to ERISA or the Code; except in any individual case or series of related cases, as would not result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI; (ii) each VFI Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such VFI Employee Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination, and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan; (iii) no "prohibited transaction", within the meaning of
Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or Section 4975 of the Code has occurred with respect to any VFI Employee Plan; (iv) there are no actions, suits or administrative proceedings pending and to the knowledge of VFI, no person has since January 1, 1993 threatened in a writing delivered to VFI to commence an action or suit against any VFI Employee Plan or against the assets of any VFI Employee Plan, except in any individual case or series of related cases, as would not result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI; and (v) each VFI Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to VFI, HP or any Affiliate (other than liabilities that may arise in accordance with the terms of such VFI Employee Plan, including ordinary administration expenses typically incurred in a termination event); (vi) there are no material inquiries or proceedings pending against VFI, and, to the knowledge of VFI or any Affiliate, neither the IRS nor the Department of Labor ("DOL") has since January 1, 1993 threatened in a writing delivered to VFI to commence an inquiry or proceeding against VFI with respect to any VFI Employee Plan; and
(vii) neither VFI nor any Affiliate is subject to any penalty or tax in excess of $1 million with respect to any VFI Employee Plan under Section 402(1) of ERISA or Section 4975 through 4980 of the Code.

     (d) VFI does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any pension plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (e) At no time has VFI contributed to or been requested to contribute to any "multi-employer plan," as defined in Section 3(37) of ERISA.

     (f) No VFI Employee Plan provides, or has any liability to provide, life insurance or medical or other employee welfare benefits to any employee upon his or her retirement or termination of employment for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or other applicable statute, and VFI has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance or medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

     (g) Neither VFI nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA or any similar provisions of state law applicable to its employees.

     (h) The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute an event under any VFI Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employee of VFI, except to the extent required by statute.

     (i) No payment or benefit which will or may be made (i) by VFI or its affiliates, or (ii) (x) pursuant to or as a result of any agreement or understanding in place as of the date of this Agreement or (y) to VFI's knowledge as of the date hereof HP or any of its affiliates, with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of
Section 280G(b)(1) of the Code.

     2.14 EMPLOYEES; LABOR MATTERS. Between January 1, 1996 and the date of this Agreement, to VFI's knowledge based on written notice from a former employer of a VFI employee, no employee of VFI has violated any employment contract, patent disclosure agreement or non competition agreement between such employee and any former employer of such employee due to such employee being employed by VFI and disclosing to VFI trade secrets or proprietary information of such employer. To VFI's knowledge, there are no activities or proceedings of any labor union to organize any employees of VFI or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of VFI or any of its subsidiaries. VFI is not, and has never been, a party to any collective bargaining agreement. VFI and its subsidiaries are, and since January 1, 1996, VFI and its subsidiaries have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law), except for any noncompliance which, in any individual case or series of related cases, would not result, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI.

     2.15 ENVIRONMENTAL MATTERS.

          (a) HAZARDOUS MATERIAL. Except as reasonably would not result, in any individual case or series of related cases, in VFI's reasonable judgment, in a loss of material benefit to or any material liability to VFI, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of VFI or any of its subsidiaries or any affiliate of VFI, or, to VFI's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that VFI or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) HAZARDOUS MATERIALS ACTIVITIES. Except as reasonably would not, in any individual case or series of related cases, result, in VFI's reasonable judgment, in a loss of material benefit to or any material liability to VFI, (i) neither VFI nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law currently in effect, and (ii) neither VFI nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) PERMITS. VFI and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "VFI

ENVIRONMENTAL PERMITS") necessary for the conduct of VFI's and its subsidiaries' Hazardous Material Activities and other businesses of VFI and its subsidiaries as such activities and businesses are currently being conducted. VFI and its subsidiaries are in compliance in all material respects with the terms of the VFI Environmental Permits, except as would not result, in VFI's reasonable judgment, in a loss of material benefit to or any material liability to VFI.

          (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, and to VFI's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim has since January 1, 1996 been threatened by any Governmental Entity against VFI or any of its subsidiaries in a writing delivered to VFI concerning any VFI Environmental Permit, Hazardous Material or any Hazardous Materials Activity of VFI or any of its subsidiaries.

     2.16 AGREEMENTS, CONTRACTS AND COMMITMENTS. As of the date of this Agreement, neither VFI nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any (i) officer or (ii) employee whose annual base compensation exceeds $125,000 or member of VFI's Board of Directors, other than those that are terminable by VFI or any of its subsidiaries on no more than 30 days notice without liability or financial obligation, except to the extent general principles of wrongful termination law or applicable foreign law may limit VFI's or any of its subsidiaries' ability to terminate employees at will;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c)  any agreement of indemnification or any guaranty other than:
(i) any agreement of indemnification or guaranty entered into in the ordinary course of business, (ii) any agreement of indemnification entered into in connection with the sale or lease of hardware products (or in connection with the sale, lease or license of the software related to or incorporated in hardware products) in the ordinary course of business, (iii) any agreement of indemnification entered into in connection with services performed in the ordinary course of business, (iv) any indemnification agreement between VFI or any of its subsidiaries and any of their respective officers, directors or employees; (v) guarantees of obligations of a VFI subsidiary by VFI or another VFI subsidiary in the ordinary course of business, and (vi) any agreement of indemnification entered into in connection with the licensing by VFI of software in the ordinary course of business;

          (d) any agreement, contract or commitment containing any covenant limiting in any material respect the right of VFI or any of its subsidiaries or subsequent parent or sister companies to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by VFI or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which VFI has any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (f) any joint marketing or development agreement currently in force under which VFI or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 30 days or less, or any material agreement pursuant to which VFI or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by VFI or any of its subsidiaries and which may not be canceled without penalty upon notice of 90 days or less;

          (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to VFI and its subsidiaries taken as a whole, except for (i) any agreement, contract or commitment pursuant to which source code is provided for maintenance of the source code or for development of modifications thereto only, and not for distribution of source or object code to third parties, and (ii) any source code escrow agreement entered into in the ordinary course of business that contains provisions relating to the release of source code if VFI and/or any of its subsidiaries ceases to do business or fails to provide appropriate maintenance; or

          (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any VFI Product, except as a distributor in the normal course of business.

     Neither VFI nor any of its subsidiaries, nor to VFI's knowledge any other party to a VFI Contract (as defined below), is in breach, violation or default under, and neither VFI nor any of its subsidiaries has since January 1, 1996 received, to its knowledge, written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which VFI or any of its subsidiaries is a party or by which it is bound that are exhibits to VFI's SEC Reports, that are required to be disclosed in the VFI Schedules pursuant to clauses (a) through (h) above or pursuant to Section
2.9 hereof or that are otherwise material to VFI (any such agreement, contract or commitment, a "VFI CONTRACT") in such a manner as would permit any other party to cancel or terminate any such VFI Contract, or would permit any other party to seek damages, which would result, in VFI's reasonable judgment, in a loss of benefits to VFI and/or liabilities to VFI in excess of $1 million (for any individual breach, violation or default).

     2.17 POOLING OF INTERESTS. Neither VFI nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude HP's ability to account for the Merger as a pooling of interests.

     2.18 CHANGE OF CONTROL PAYMENTS. The VFI Schedules set forth each plan or agreement as to which VFI is a party as of the date hereof pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of VFI as a result of or in connection with the Merger.

     2.19 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by VFI for inclusion in the Registration Statement (as defined in Section 3.4(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by VFI for inclusion in the proxy statement/prospectus to be sent to the stockholders of VFI in connection with the meeting of VFI's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "VFI STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to VFI's stockholders or at the time of the VFI Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the VFI Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to VFI or any of its affiliates, officers or directors should be discovered by VFI which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, VFI shall promptly inform HP. Notwithstanding the foregoing, VFI makes no representation or warranty with respect to any information supplied by HP or Merger Sub which is contained in any of the foregoing documents.

     2.20 BOARD APPROVAL. The Board of Directors of VFI has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of VFI and its stockholders, and (ii) to recommend that the stockholders of VFI approve and adopt this Agreement and approve the Merger.

     2.21 FAIRNESS OPINION. VFI's Board of Directors has received an opinion from Deutsche Morgan Grenfell dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to VFI's stockholders from a financial point of view and will deliver to HP a copy of such opinion within 3 business days following the date hereof.

     2.22 SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW NOT APPLICABLE. The Board of Directors of VFI has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

     2.23 CUSTOMS. VFI has acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that VFI or any of its subsidiaries import into the United States or into any other country (the "IMPORTED GOODS"). To VFI's knowledge, there are currently no claims for material amounts pending against VFI by the U.S. Customs Service (or other foreign customs authorities) relating to the valuation, classification or marking of the Imported Goods. To VFI's knowledge, since January 1, 1993, there have not been any material penalties assessed or claimed by the U.S. Customs Service or foreign customs authorities with respect to the Imported Goods. To VFI's knowledge, VFI and its subsidiaries have paid to the U.S. Customs Service and relevant foreign customs authorities, with such exceptions as are not material, all duties, tariffs and excise taxes assessed, due and payable prior to April 22, 1997 with such exceptions as would not result, in any individual case or series of related cases, in VFI's reasonable judgment, in a loss of material benefits to or any material liability to VFI.

                                     ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF HP AND MERGER SUB

     HP and Merger Sub represent and warrant to VFI as follows:

     3.1  ORGANIZATION OF HP.

          (a) Each of HP and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on HP.

          (b) HP has delivered or made available to VFI a true and correct copy of the charter and Bylaws of HP and Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither HP nor Merger Sub is in violation of any of the provisions of its charter or Bylaws.

          (c) When used in connection with HP, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of HP and its subsidiaries taken as a whole; PROVIDED, HOWEVER, that (i) any adverse change, event or effect that is proximately caused by conditions affecting the United States economy generally or the economy of any nation or region in which HP or any of its subsidiaries conducts a material amount of business shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to HP (unless such conditions adversely affect HP in a materially disproportionate manner), (ii) any adverse change, event or effect that is proximately caused by conditions affecting any industry in which HP competes shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to HP (unless such conditions adversely affect HP in a materially disproportionate manner), (iii) any adverse change, event or effect that is proximately caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to HP, and (iv) any adverse change, event or effect that is proximately caused by any breach by VFI of any covenant or obligation set forth in this Agreement shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to HP; and, PROVIDED FURTHER, that with respect to any dispute regarding whether a change, event or effect is "proximately caused" by any of the foregoing, HP shall have the burden of proof by a preponderance of the evidence.

     3.2 HP AND MERGER SUB CAPITAL STRUCTURE. The authorized capital stock of HP consists of 2,400,000,000 shares of Common Stock, of which there were

1,016,181,501 shares issued and outstanding as of January 31, 1997, and 300,000,000 shares of Preferred Stock, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.01 par value, 100 of which, as of the date hereof, are issued and outstanding and are held by HP. Merger Sub was formed on April 11, 1997, for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of HP Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of HP or any agreement or document to which HP is a party or by which it is bound.

     3.3  AUTHORITY.

          (a) Each of HP and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of HP and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of HP and Merger Sub and, assuming the due authorization, execution and delivery by VFI, constitutes the valid and binding obligation of HP and Merger Sub, enforceable against HP and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of HP and Merger Sub does not, and the performance of this Agreement by each of HP and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of HP or the Certificate of Incorporation or Bylaws of Merger Sub, (ii) conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree applicable to HP or Merger Sub or by which any of their respective properties is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair HP's rights or alter the material rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of HP or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which HP or Merger Sub is a party or by which HP or Merger Sub or any of their respective properties are bound or affected.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by HP or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 Registration Statement (the "REGISTRATION STATEMENT") with, and the declaration of the effectiveness of the Registration Statement by, the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to HP or VFI or have a material adverse effect on the ability of the parties to consummate the Merger.

     3.4  SEC FILINGS; HP FINANCIAL STATEMENTS.

          (a) HP has filed all forms, reports and documents required to be filed by HP with the SEC since November 1, 1995, and has made available to VFI such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that HP may file subsequent to the date hereof) are referred to herein as the "HP SEC REPORTS." As of their respective dates, the HP SEC Reports (i) were prepared in accordance with, and in compliance with, the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such HP SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of HP's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the HP SEC Reports (the "HP FINANCIALS"), including any HP SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of HP and its subsidiaries as at the respective dates thereof and the consolidated results of HP's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes. The balance sheet of HP contained in HP SEC Reports as of January 31, 1997 is hereinafter referred to as the "HP BALANCE SHEET."

     3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the HP Balance Sheet, there has not been any Material Adverse Effect on HP.

     3.6 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by HP for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by HP for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to VFI's stockholders or at the time of the VFI Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the VFI Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to HP or any of its affiliates, officers or directors should be discovered by HP which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, HP shall promptly inform VFI. Notwithstanding the foregoing, HP makes no representation or warranty with respect to any information supplied by VFI which is contained in any of the foregoing documents.

     3.7 POOLING OF INTERESTS. Neither HP nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude HP's ability to account for the Merger as a pooling of interests.

     3.8 VALID ISSUANCE. The HP Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

     3.9 NO OWNERSHIP OF VFI COMMON STOCK. HP does not own, beneficially or of record, any shares of VFI Common Stock.

                                      ARTICLE IV
                         CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, VFI and each of its subsidiaries shall, except as permitted by the terms of this Agreement or to the extent that HP shall otherwise consent in writing, which consent shall not be unreasonably withheld, or as provided in Section 4 of the VFI Schedules, carry on its business, in all material respects, in the usual, regular and ordinary course, and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its reasonable best efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     In addition, except as permitted by the terms of this Agreement, and except as provided in Section 4 of the VFI Schedules, without the prior written consent of HP (which consent shall not be unreasonably withheld) during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, VFI shall not do any of the following and shall not permit its subsidiaries to do any of the following (except as required by applicable law):

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to HP, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend the term of any agreement with respect to, amend or modify in any material respect any rights (including without limitation distribution rights) to the VFI Intellectual Property, or enter into assignments of future patent rights, other than non-exclusive licenses and distribution rights in the ordinary course of business and consistent with past practice;

          (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of VFI, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to agreements in effect as of the date hereof;

          (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of VFI Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, (ii) shares of VFI Common Stock issuable to participants in the VFI ESPP consistent with the terms thereof and (iii) shares of VFI Common Stock upon the exercise of rights outstanding as of the date hereof under the 1997 Phantom Plan.

          (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of VFI or enter into any material joint ventures, strategic partnerships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of VFI, except in the ordinary course of business consistent with past practice or lend funds to any third party (other than intracompany loans and travel advances in the ordinary course of business);

          (j) Incur any indebtedness for borrowed money (other than (i) in connection with the financing of ordinary course trade payables; (ii) pursuant to existing credit facilities or any modifications, renewals or replacements of such credit facilities (it being understood that the maximum amount of borrowing which may be made under such credit facilities may be increased by up to 20% of the current maximum amount) in the ordinary course of business; (iii) in connection with leasing activities in the ordinary course of business; or
(iv) for tax planning purposes in the ordinary course of business) or guarantee any indebtedness of any person for borrowed money (except that VFI may guarantee any indebtedness of any subsidiary of VFI, and any subsidiary of VFI may guarantee any indebtedness of VFI or of any other subsidiary of
VFI), or issue or sell any debt securities or warrants or rights to acquire debt securities of VFI or guarantee any debt securities of others;

          (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, enter into any employment contract (other than: (x) offer letters and letter agreements with employees who are terminable "at will," (y) as required by law, or (z) employment contracts that are customarily entered into outside the United States), pay any special bonus or special remuneration to any director or employee other than in the ordinary course of business, consistent with past practice, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice;

          (l) Make any payments outside of the ordinary course of business in excess of $1 million for purposes of settling any dispute;

          (m) Take any action, or permit any of its affiliates to take any action, that would be reasonably likely to interfere with HP's ability to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Article IV;

          (n) Enter into any material agreement requiring the consent or approval of any third party with respect to the Merger; or

          (o) Agree in writing or otherwise to take any of the actions described in Article 4 (a) through (n) above.

                                      ARTICLE V
                                ADDITIONAL AGREEMENTS

     5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS.

          (a) As promptly as practicable after the execution of this Agreement, VFI and HP will prepare, and file with the SEC, the Proxy Statement and HP will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus.
Each of VFI and HP will respond to any
comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and, to the extent that presenting this Agreement and the Merger to VFI's stockholders for their approval and adoption would not violate applicable law, VFI will cause the Proxy Statement to be mailed to the VFI stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of VFI and HP will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of VFI and HP will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. Each of VFI and HP will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever VFI or HP obtains knowledge of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, VFI or HP, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of VFI, such amendment or supplement.

          (b) The Proxy Statement will include the recommendation of the Board of Directors of VFI in favor of adoption and approval of this Agreement and approval of the Merger (except that notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of VFI may withdraw, modify in a manner adverse to HP or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so).

     5.2 MEETING OF STOCKHOLDERS. Promptly after the date hereof, to the extent permitted of the Board of Directors of VFI under applicable law, VFI will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene and hold the VFI Stockholders' Meeting to be held as promptly as practicable (on a date reasonably acceptable to the parties hereto), and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Agreement, VFI may adjourn or postpone the VFI Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to VFI's stockholders in advance of a vote on the Merger and this Agreement. Unless the Board of Directors of VFI withdraws, modifies or refrains from making the recommendation set forth in Section 5.1(b) in accordance with Section 5.1(b), VFI will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the New York Stock Exchange or Delaware Law to obtain such approvals.

     5.3  CONFIDENTIALITY; ACCESS TO INFORMATION.

          (a) The parties acknowledge that VFI and HP have previously executed a Confidential Disclosure Agreement, dated as of February 24, 1997 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

          (b) ACCESS TO INFORMATION. VFI will afford HP and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of VFI during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of VFI, as HP may reasonably request. No information or knowledge obtained by HP in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4  NO SOLICITATION.

          (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, VFI and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any Acquisition Proposal (as defined below) by any person, entity or group (other than HP and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning VFI or any of its subsidiaries to, or afford any access to the properties, books or records of VFI or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than HP and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to VFI. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" means any proposal or offer for (i) any merger, consolidation, sale of substantial assets or similar transactions involving VFI or any of its material subsidiaries (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement), (ii) sale by VFI of any shares of capital stock of VFI except as may be permitted pursuant to Article IV, (iii) without limiting clause (ii) above, the acquisition by any person (including without limitation by way of a tender offer or an exchange offer) of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of VFI (except for acquisitions in the market for passive investment purposes of not more than 15% of the then outstanding shares of capital stock of VFI only in circumstances where the person or group qualifies for filing a Schedule 13G with respect thereto and is not and does not become obligated to file a Schedule 13D); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. VFI will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. VFI will (i) notify HP as promptly as practicable if it receives any Acquisition Proposal or written inquiry or any written request for information or access in connection with a potential Acquisition Proposal and (ii) as promptly as practicable notify HP of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, VFI and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than HP or any of its affiliates, agents or representatives); PROVIDED, HOWEVER, that nothing contained in this Agreement shall prohibit VFI's Board of Directors from taking and disclosing to VFI's stockholders a position with respect to a tender or exchange offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

          (b) Notwithstanding anything to the contrary contained in Section 5.4(a) or elsewhere in this Agreement but subject to the prohibitions contained in the subparagraphs of Section 4.1 hereof, prior to the Effective Time, VFI may, to the extent the Board of Directors of VFI determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c) below, furnish non-public information, and afford access to the properties, books or records of VFI, to any person, entity or group after such person, entity or group has delivered to VFI in writing, an unsolicited bona fide Acquisition Proposal (which may be subject to customary conditions, including a "due diligence" condition) which the Board of Directors of VFI in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would reasonably be likely to result in a transaction more favorable than the Merger to the stockholders of VFI from a financial point of view (a "SUPERIOR PROPOSAL"). In addition, notwithstanding the provisions of paragraph (a) above or any other provisions of this Agreement, in connection with an Acquisition Proposal or a possible Acquisition Proposal, VFI may refer any third party to this Section 5.4 or make a copy of this Section 5.4 available to a third party. In the event VFI receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this paragraph (b)) will prevent the Board of Directors of VFI from recommending such Superior Proposal to its stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of VFI may (in accordance with Section 5.1(b)) withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, VFI may refrain from soliciting proxies to secure the vote of its stockholders as may otherwise be required by Section 5.2; PROVIDED, HOWEVER, that VFI shall (i) provide HP at least 24 hours prior notice of any VFI Board meeting at which VFI's Board of Directors is reasonably expected to consider a Superior Proposal and (ii) not recommend to its stockholders a Superior Proposal for a period of not less than the greater of 2 business days and 48 hours after HP's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and PROVIDED FURTHER, that unless this Agreement is terminated pursuant to Section 7.1, nothing contained in this Section 5.4(b) shall limit VFI's obligation to hold and convene the VFI Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of VFI shall have been withdrawn, modified or not yet made) or to provide the VFI stockholders with material information relating to such meeting.

          (c) Notwithstanding anything to the contrary in this Section 5.4, VFI will not provide any non-public information to a third party unless: (i) VFI provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (ii) such non-public information has been previously delivered to HP.

     5.5 PUBLIC DISCLOSURE. HP and VFI will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. At any time after the date hereof, VFI may file with the SEC a report on Form 8-K with respect to this Agreement and may file a copy of this Agreement and any related agreements as an exhibit to such report, provided that HP shall have a reasonable opportunity to review and comment on such report prior to filing. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6 LEGAL REQUIREMENTS. Each of HP, Merger Sub and VFI will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. HP will use its reasonable best efforts to take such steps as may be necessary to comply with the securities, blue sky and related laws of all jurisdictions which are applicable to the issuance of HP Common Stock pursuant hereto. VFI will use its reasonable best efforts to assist HP as may be necessary to comply with the securities, blue sky and related laws of all jurisdictions which are applicable in connection with the issuance of HP Common Stock pursuant hereto.

     5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, HP and VFI will each use its reasonable best efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8 NOTIFICATION OF CERTAIN MATTERS. HP and Merger Sub will give prompt notice to VFI, and VFI will give prompt notice to HP, after obtaining knowledge of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time such that the condition set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof or (b) any failure of HP and Merger Sub or VFI, as the case may be, or to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section

6.2(b) or 6.3(b), as the case may be, would not be satisfied as a result thereof. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.9 BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of HP and VFI under this Agreement (including the rights of VFI under Section 5.1(b) and under Section 5.4(b)), each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither HP nor VFI nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     5.10 STOCK OPTIONS AND EMPLOYEE BENEFITS.

          (a) At the Effective Time, each outstanding option to purchase shares of VFI Common Stock (each a "VFI STOCK OPTION") under the VFI Stock Option Plans, whether or not exercisable, will be assumed by HP. Each VFI Stock Option so assumed by HP under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable VFI Stock Option Plan immediately prior to the Effective Time and the stock option agreement (including, without limitation, any repurchase rights) by which it is evidenced, except that (i) each VFI Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares (and no fractional shares) of HP Common Stock equal to the product of the number of shares of VFI Common Stock that were issuable upon exercise of such VFI Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of HP Common Stock and (ii) the per share exercise price for the shares of HP Common Stock issuable upon exercise of such assumed VFI Stock Option will be equal to the quotient determined by dividing the exercise price per share of VFI Common Stock at which such VFI Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. As soon as reasonably practicable after the Effective Time, HP will issue to each holder of an outstanding VFI Stock Option a notice describing the foregoing assumption of such VFI Stock Option by HP.

          (b) It is intended that VFI Stock Options assumed by HP shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent VFI Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.10 shall be applied consistent with such intent.

          (c) At the Effective Time, each phantom stock option grant ("VFI PHANTOM STOCK GRANT") under the VFI Phantom Stock Plans, whether or not exercisable, will be assumed by HP. Each VFI Phantom Stock Grant so assumed by HP under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable VFI Phantom Stock Plan immediately prior to the Effective Time and the phantom stock agreement by which it is evidenced, except that (i) the number of shares of stock subject to the VFI Phantom Stock Grant shall equal the number of whole shares (and no fractional shares) of HP Common Stock equal to the product of the number of shares of VFI Common Stock that were subject to such VFI Phantom Stock Grant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of HP Common Stock and
(ii) the redemption value per share after the Effective Time shall be calculated based on the fair market value of a share of HP Common Stock. As soon as reasonably practicable after the Effective Time, HP will issue to each holder of an outstanding VFI Phantom Stock Grant a notice describing the foregoing assumption of such VFI Phantom Stock Grant by HP.

          (d) At the Effective Time, each outstanding purchase right (an "Assumed Purchase Right") under the ESPP shall be deemed to constitute a purchase right to acquire, on the same terms and conditions as were applicable under the ESPP immediately prior to the Effective Time, a number of shares of HP Common Stock determined as provided in the ESPP except that the purchase price of such shares of HP Common Stock under each Assumed Purchase Right shall be the lower of (i) the quotient determined by dividing eighty-five percent (85%) of the fair market value of the VFI Common Stock on the offering date of each assumed offering by the Exchange Ratio or (ii) eighty-five percent (85%) of the fair market value of the HP Common Stock on each exercise date of the assumed offering occurring after the Effective Time. As soon as practicable after the Effective Time, HP shall deliver to the participants in the ESPP appropriate notice setting forth such participants' rights pursuant thereto and that the purchase rights pursuant to the ESPP shall continue in effect on the same terms and conditions.

          (e) At the Effective Time, each outstanding right to receive cash (an "Assumed Cash Right") under the VFI Stock Bonus Plans shall be deemed to constitute a right to receive cash, on the same terms and conditions as were applicable under the VFI Stock Bonus Plans immediately prior to the Effective Time, except that the calculation of the right to receive cash shall be made using (i) as the beginning price the quotient determined by dividing eighty-five percent (85%) of the fair market value of the VFI Common Stock on the offering date of the assumed offering by the Exchange Ratio and (ii) as the ending price eighty-five percent (85%) of the fair market value of the HP Common Stock on each exercise date of the assumed offering occurring after the Effective Time. As soon as practicable after the Effective Time, HP shall deliver to the participants in the VFI Stock Bonus Plans appropriate notice setting forth such participants' rights pursuant thereto and that the rights to receive cash payments pursuant to the VFI Stock Bonus Plans shall continue in effect on the same terms and conditions.

          (f) HP shall assume all Restricted Stock Purchase Agreements and VFI shall assign its repurchase rights under such Restricted Stock Purchase Agreements to HP pursuant to Section 4(d) of the Restricted Stock Purchase Agreements. The Restricted Stock Purchase Agreements so assumed by HP under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Restricted Stock Purchase Agreement by which it is evidenced (including, without limitation, any repurchase rights) immediately prior to the Effective Time, except that (i) the Restricted Stock Purchase Agreement will be for that number of whole shares (and no fractional shares) of HP Common Stock equal to the product of the number of shares of VFI Common Stock that have not vested immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of HP Common Stock and (ii) the per share repurchase price for the unvested shares of HP Common Stock subject to the repurchase right will be equal to the quotient determined by dividing the purchase price per share of VFI Common Stock at which such VFI Common Stock was purchased under the Restricted Stock Purchase Agreement by the Exchange Ratio, rounded down to the nearest whole cent. As soon as reasonably practicable after the Effective Time, HP will issue to the holder of the Restricted Stock Purchase Agreement a notice describing the foregoing assumption of such Restricted Stock Purchase Agreements by HP.

          (g) HP will reserve sufficient shares of HP Common Stock for issuance under Section 5.10 and under Section 1.6(c) hereof.

     5.11 FORM S-8. HP agrees to file a registration statement on Form S-8 for (i) the shares of HP Common Stock issuable with respect to assumed VFI Stock Options, (ii) if required, the shares of HP Common Stock issued pursuant to a Restricted Stock Purchase Agreement and (iii) the assumed "rights" under the ESPP, as soon as reasonably practical (and in any event within five days) after the Effective Time.

     5.12 INDEMNIFICATION.

          (a) From and after the Effective Time, HP will cause the Surviving Corporation to fulfill and honor in all respects the obligations of VFI pursuant to each indemnification agreement currently in effect between VFI and each person who is or was a director or officer of VFI or any of its subsidiaries at or prior to the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under VFI's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of VFI as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party, unless such modification is required by law.

          (b) Without limiting the provisions of paragraph (a), after the Effective Time HP will cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-laws, to indemnify and hold harmless each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of VFI or any of its subsidiaries arising out of or pertaining to the transactions contemplated by this Agreement (except in respect of actions or omissions that constitute bad faith or willful misconduct) for a period of six years after the Effective Time; PROVIDED, HOWEVER, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to HP a written notice asserting a claim for indemnification under this Section 5.12(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, action, suit, proceeding or investigation (i) HP will have the right to control any defense, (ii) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to HP, and (iii) after the Effective Time, HP will cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received (provided that in the event that any Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to the Surviving Corporation); PROVIDED, HOWEVER, that neither HP nor the Surviving Corporation will be liable for any settlement effected without its express written consent. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (c) Without limiting any of the obligations of HP or the Surviving Corporation set forth elsewhere in this Section 5.12, HP shall cause the Surviving Corporation to maintain in effect, during the three-year period commencing as of the Effective Time, a policy of directors' and officers' liability insurance for the benefit of each of the Indemnified Parties providing coverage and containing terms no less advantageous to the Indemnified Parties than the coverage and terms of VFI's existing policy of directors' and officers' liability insurance; PROVIDED, HOWEVER, that the Surviving Corporation shall not be required to pay a per annum premium in excess of 150% of the per annum premium that VFI currently pays for its existing policy of directors' and officers' liability insurance (it being understood that, if the premium required to be paid by the Surviving Corporation for such policy would exceed such 150% amount, then the coverage of such policy shall be reduced to the maximum amount of coverage that can be obtained for a per annum premium in such 150% amount).

          (d) This Section 5.12 will survive the consummation of the Merger, is intended to benefit and may be enforced by each of the Indemnified Parties following the Effective Time, and will be binding on all successors and assigns of the Surviving Corporation and HP.

     5.13 NYSE LISTING. HP agrees to cause to be listed on the New York Stock Exchange the shares of HP Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.14 VFI AFFILIATE AGREEMENT. Set forth on the VFI Schedules is a list of those persons who may be deemed to be, in VFI's reasonable judgment, affiliates of VFI within the meaning of Rule 145 promulgated under the Securities Act (each a "VFI AFFILIATE"). VFI will provide HP with such information and documents as HP reasonably requests for purposes of reviewing such list. VFI will use its reasonable best efforts to deliver or cause to be delivered to HP, as promptly as practicable on or following the date hereof, from each VFI Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT B (the "VFI AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. HP will be entitled to place appropriate legends on the certificates evidencing any HP Common Stock to be received by a VFI Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the HP Common Stock, consistent with the terms of the VFI Affiliate Agreement.

     5.15 REGULATORY FILINGS; REASONABLE EFFORTS. As soon as may be reasonably practicable, VFI and HP each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. VFI and HP each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

     5.16 TAX-FREE REORGANIZATION. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

     5.17 COMFORT LETTER. VFI shall use reasonable best efforts to cause Ernst & Young LLP, certified public accountants to VFI, to provide comfort letter(s) dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and reasonably acceptable to HP, relating to the performance of Ernst & Young LLP of customary procedures, including a review of interim financial statement information as described in SAS No. 71, with respect to the financial statements of VFI contained in or incorporated by reference in the Registration Statement.

     5.18 POOLING COVENANT.

          (a) Prior to the earlier of termination of this Agreement and the Effective Time, HP will not take any action, and HP will not permit any of its affiliates to take any action, that would be reasonably likely to interfere with HP's ability to account for the Merger as a pooling of interests. In addition, HP will use its reasonable best efforts to deliver or cause to be delivered to VFI, on or as promptly as practicable following the date hereof (and in any event no later than the date 30 days prior to the Effective Time), from each person who may be deemed to be an "affiliate" of HP within the meaning of Rule 145 promulgated under the Securities Act, an agreement (which will be in full force and effect as of the Effective Time) requiring such person to refrain from taking any action that would be reasonably likely to interfere with HP's ability to account for the Merger as
a pooling of interests.   In addition, without limiting, and in addition to,
the covenants set forth in Article IV hereof, prior to the earlier of termination of this Agreement and the Effective Time, VFI will not take any action, and VFI will not permit any of its affiliates to take any action, that would be reasonably likely to interfere with HP's ability to account for the Merger as a pooling of interests.

          (b) HP shall use its reasonable best efforts to cause Price Waterhouse LLP to deliver within six business days following the date hereof to it a letter (which may contain customary qualifications and assumptions and which may be based in part on a letter from Ernst & Young LLP) to the effect that Price Waterhouse LLP concurs with HP management's conclusion that, as of that date, no condition exists that would preclude HP from accounting for the Merger as a "pooling of interests"; to the extent that HP receives such a letter, HP shall promptly deliver a copy to VFI.

     5.19 DISQUALIFIED INDIVIDUALS. VFI shall request that each Disqualified Individual (as defined below) execute an agreement whereby such Disqualified Individual will agree to limit the payments he or she may receive relating to the Merger to the extent necessary to prevent any such payment from being non-deductible under Section 280G of the Code. A Disqualified Individual shall mean any person performing personal services for VFI who would receive payments which would be non-deductible under Section 280G of the Code. VFI will use its reasonable best efforts to identify each Disqualified Individual and send each such Disqualified Individual an agreement within 20 days following the date hereof.

                                      ARTICLE VI
                               CONDITIONS TO THE MERGER

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) VFI STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of VFI.

          (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

          (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

          (d) TAX OPINIONS. HP and VFI shall each have received written opinions from their respective tax counsel (the General Tax Counsel of HP and Cooley Godward LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either HP or VFI does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (e) NYSE LISTING. The shares of HP Common Stock issuable to stockholders of VFI pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF VFI. The obligation of VFI to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by VFI:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HP and Merger Sub contained in this Agreement shall have been true and correct on and as of the date of this Agreement (it being understood that, for purposes of determining whether such representations and warranties shall have been true and correct, (i) any inaccuracies therein that shall have been cured (without such cure resulting or being reasonably expected to result in a loss of material benefits or a material liability to HP or otherwise having or being reasonably expected to have a material negative impact on HP's business or financial condition) in all material respects shall be disregarded and (ii) any inaccuracy therein (together with all other inaccuracies) that shall not have resulted nor reasonably be expected to result in a loss by HP of a material benefit or in a material liability to HP and that shall not otherwise have had, nor shall reasonably be expected to have, a material negative impact on HP's business or financial condition shall be disregarded). In addition, the representations and warranties of HP and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of the date of this Agreement or any other particular date (other than the Closing Date) which shall remain true and correct as of such particular date, (it being understood that, for purposes of determining whether such representations and warranties made as of the date of this Agreement or any other particular date (other than the Closing Date) and the representations in Sections 3.2 and 3.8 shall have been true and correct, (i) any inaccuracies therein that shall have been cured (without such cure resulting or reasonably being expected to result in a loss of material benefits or a material liability to HP or otherwise having or being reasonably expected to have a material negative impact on HP's business or financial condition) in all material respects shall be disregarded and (ii) any inaccuracy therein (together with all other inaccuracies) that shall not have resulted in nor reasonably be expected to result in a loss by HP of a material benefit or in a material liability to HP and that shall not otherwise have had, nor shall reasonably be expected to have, a material negative impact on HP's business or financial condition shall be disregarded), with the same force and effect as if made on and as of the Closing Date, except in such cases (other than the representations in Sections 3.2 and 3.8) where the failure to be so true and correct would not have a Material Adverse Effect on HP. VFI shall have received a certificate with respect to the foregoing signed on behalf of HP by an authorized officer of HP;

          (b) AGREEMENTS AND COVENANTS. HP and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and VFI shall have received a certificate to such effect signed on behalf of HP by an authorized officer of HP;

          (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to HP shall have occurred since the date of this Agreement; and

          (d) OPINION OF ACCOUNTANTS. VFI shall have received from Ernst & Young LLP, independent auditors for VFI, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that Ernst & Young LLP concurs with VFI management's conclusion that no conditions exist related to VFI that would preclude HP from accounting for the Merger as a pooling of interests; and VFI shall have received from Price Waterhouse LLP, the independent auditors for HP, a copy of a letter addressed to HP dated the Closing Date, in substance reasonably satisfactory to VFI (and which may contain customary qualifications and assumptions and which may be based in part on the letter referred to above from Ernst & Young LLP to
VFI), to the effect that Price Waterhouse LLP concurs with HP management's conclusion that as of that date, no conditions exist that would preclude HP from accounting for the Merger as a pooling of interests.

     6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF HP AND MERGER SUB. The obligations of HP and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
HP:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of VFI contained in this Agreement shall have been true and correct as of the date of this Agreement (it being understood that, for purposes of determining whether such representations and warranties shall have been true and correct, (i) any inaccuracies therein that shall have been cured (without such cure resulting or being reasonably expected to result in a loss of material benefits or a material liability to VFI, otherwise having or being reasonably expected to have a material negative impact on VFI's business or financial condition or materially impairing or being reasonably expected to materially impair the value to HP of VFI) in all material respects shall be disregarded and (ii) any inaccuracy therein (together with all other inaccuracies) that shall not have resulted nor shall reasonably be expected to result in a loss by VFI of a material benefit or in a material liability to VFI, that shall not otherwise have had, nor shall reasonably be expected to have, a material negative impact on VFI's business or financial condition and that shall not have materially impaired, nor shall reasonably be expected to materially impair, the value to HP of VFI, shall be disregarded). In addition, the representations and warranties of VFI contained in this Agreement shall be true and correct on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of the date of this Agreement or any other particular date (other than the Closing
Date), which shall remain true and correct as of such particular date, (it being understood that, for purposes of determining whether such representations and warranties made as of the date of this Agreement or any other particular date (other than the Closing Date) and the representations in Sections 2.2, 2.3 and 2.21 shall have been true and correct, (i) any inaccuracies therein that shall have been cured (without such cure resulting or being reasonably expected to result in a loss of material benefits or a material liability to VFI, otherwise having or being reasonably expected to have a material negative impact on VFI's business or financial condition or materially impairing or being reasonably expected to materially impair the value to HP of VFI) in all material respects shall be disregarded and (ii) any inaccuracy therein (together with all other inaccuracies) that shall not have resulted nor shall reasonably be expected to result in a loss by VFI of a material benefit or in a material liability to VFI, that shall not otherwise have had, nor shall reasonably be expected to have, a material negative impact on VFI's business or financial condition and that shall not have materially impaired, nor shall reasonably be expected to materially impair the value to HP of VFI, shall be disregarded), with the same force and effect as if made on and as of the Closing Date, except in such cases (other than the representations in Sections 2.2, 2.3 and 2.21) where the failure to be so true and correct would not have a Material

Adverse Effect on VFI. HP shall have received a certificate with respect to the foregoing signed on behalf of VFI by the Chief Executive Officer and the Chief Financial Officer of VFI;

          (b) AGREEMENTS AND COVENANTS. VFI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and HP shall have received a certificate to such effect signed on behalf of VFI by the Chief Executive Officer and the Chief Financial Officer of VFI;

          (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to VFI shall have occurred since the date of this Agreement; and

          (d) OPINION OF ACCOUNTANTS. HP shall have received from Ernst & Young LLP, independent auditors for VFI, a copy of a letter addressed to VFI dated on the Closing Date, in substance reasonably satisfactory to HP (and which may contain customary qualifications and assumptions), to the effect that Ernst & Young LLP concurs with VFI management's conclusion that no conditions exist related to VFI that would preclude HP from accounting for the Merger as a pooling of interests; and HP shall have received from Price Waterhouse LLP, the independent auditors for HP, a letter dated the Closing Date, in substance reasonably satisfactory to HP (which may contain customary qualifications and assumptions and which may be based in part on the letter referred to above from Ernst & Young LLP to VFI) to the effect that Price Waterhouse LLP concurs with HP management's conclusion that, as of that date, no conditions exist that would preclude HP from accounting for the Merger as a "pooling of interests."

                                     ARTICLE VII
                          TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of VFI:

          (a) by mutual written consent duly authorized by the Boards of Directors of HP and VFI;

          (b) by either VFI or HP if the Merger shall not have been consummated by October 31, 1997 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either VFI or HP if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by either VFI or HP if the required approvals of the stockholders of VFI contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of VFI stockholders duly convened therefor as contemplated by this Agreement or at any adjournment thereof (PROVIDED that the right to terminate this Agreement under this Section 7.1(d) shall not be available to VFI where the failure to obtain VFI stockholder approval shall have been caused by the action or failure to act of VFI and such action or failure to act constitutes a material breach by VFI of this Agreement);

          (e) by either VFI or HP at any time prior to the approval of the Merger by VFI's stockholders, if the Board of Directors of VFI accepts or recommends a Superior Proposal to the stockholders of VFI;

          (f) by HP, if the Board of Directors of VFI shall have withheld, withdrawn or modified in a manner adverse to HP its recommendation in favor of adoption and approval of this Agreement and approval of the Merger;

          (g) by VFI, upon a breach of any representation, warranty, covenant or agreement on the part of HP set forth in this Agreement, or if any such representation or warranty of HP shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, PROVIDED that if such inaccuracy in HP's representations and warranties or breach by HP is curable by HP through the exercise of its reasonable best efforts, then (i) VFI may not terminate this Agreement under this Section 7.1(g) with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by VFI of written notice to HP describing such breach or inaccuracy, provided HP continues to exercise reasonable best efforts to cure such breach or inaccuracy and (ii) VFI may not, in any event, terminate this Agreement under this Section 7.1(g) if such inaccuracy or breach shall have been cured (without such cure resulting in or being reasonably expected to result in a loss of material benefits or a material liability to HP or otherwise having or being reasonably expected to have a material negative impact upon HP's business or financial condition) in all material respects during such 45-day period; and, PROVIDED FURTHER that VFI may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement; or

          (h) by HP, upon a breach of any representation, warranty, covenant or agreement on the part of VFI set forth in this Agreement, or if any such representation or warranty of VFI shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, PROVIDED, that if such inaccuracy in VFI's representations and warranties or breach by VFI is curable by VFI through the exercise of its reasonable best efforts, then (i) HP may not terminate this Agreement under this Section 7.1(h) with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by HP of written notice to VFI describing such breach or inaccuracy, provided VFI continues to exercise reasonable best efforts to cure such breach or inaccuracy and (ii) HP may not, in any event, terminate this Agreement under this Section 7.1(h) if such inaccuracy or breach shall have been cured (without such cure resulting in or being reasonably expected to result in a loss of material benefits or a material liability to VFI, otherwise having, or being reasonably expected to have, a material negative impact upon VFI's business or financial condition or materially impairing or being reasonably expected to materially impair the value to HP of VFI) in all material respects during such 45-day period; and, PROVIDED FURTHER that HP may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement.

     7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except
(i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement, (iii) nothing herein shall relieve VFI from liability for any breach (whether or not willful) of the representation set forth in Section 2.17 or the covenants set forth in Section 4.1(m) or Section 5.18(a), and (iv) nothing herein shall relieve HP from liability for any breach (whether or not willful) of the representation set forth in Section
3.7 or the covenant set forth in Section 5.18(a). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  FEES AND EXPENSES.

          (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that HP and VFI shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (b)  VFI PAYMENTS.

               (i) If prior to or concurrent with termination of this Agreement either (x) the Board of Directors of VFI shall have withheld, withdrawn or modified in a manner adverse to HP its recommendation in favor of adoption and approval of this Agreement and approval of the Merger and there shall not have occurred since the date hereof a Material Adverse Effect on HP prior to the time such recommendation is withheld, withdrawn or modified and HP shall not be in material breach of this Agreement at the time such recommendation is withheld, withdrawn or modified (other than such breaches as have been cured as of the time such recommendation is withheld, withdrawn or modified), or (y) the Board of Directors of VFI accepts or recommends a Superior Proposal to the shareholders of VFI and there shall not have occurred since the date hereof a Material Adverse Effect on HP prior to the time of such acceptance or recommendation and HP shall not be in material breach of this Agreement at the time of such acceptance or recommendation (other than such breaches as have been cured as of the time of such acceptance or recommendation), then VFI shall pay to HP an amount equal to $30 million within one business day following the termination of this Agreement.

               (ii) If no payment shall be required pursuant to clause 7.3(b)(i) above, and if:

                         (x)  the vote of the stockholders of VFI as
contemplated by this Agreement approving and adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote at a meeting of stockholders duly convened therefor as contemplated by this Agreement (a "VFI NEGATIVE VOTE"), and

                         (y)  prior to such VFI Negative Vote there shall
have occurred an Acquisition Proposal for a VFI Acquisition (as defined below) which shall have been publicly disclosed and not withdrawn prior to such VFI Negative Vote, and

                         (z)  within 6 months following the termination of
this Agreement, VFI shall enter into a definitive agreement providing for a VFI Acquisition (regardless of with whom such definitive acquisition agreement is entered into) or the Board of Directors of VFI shall recommend to the VFI stockholders that they accept a tender or exchange offer (or series of related tender or exchange offers), not by VFI or its subsidiaries, for 40% or more of the VFI Common Stock, then, provided that there shall have not occurred a Material Adverse Effect on HP prior to the VFI Negative Vote and provided that HP shall not have been in material breach of this Agreement at the time of the VFI Negative Vote, VFI shall pay to HP an amount equal to $30 million within one business day following consummation of a VFI Acquisition (provided that a VFI Acquisition is consummated within 18 months following termination of this Agreement (regardless of with whom such VFI Acquisition is consummated)). "VFI ACQUISITION" means: any transaction or series of related transactions involving (i) a merger or consolidation or other similar business combination of VFI pursuant to which the stockholders of VFI immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions; (ii) a sale by VFI or its subsidiaries of assets (including capital stock or assets of VFI's subsidiaries but excluding assets sold in the ordinary course of business and VFI intracompany transfers) having a fair market value in excess of 40% of the fair market value of all the assets of VFI and its subsidiaries immediately prior to such sale; (iii) a sale and issuance by VFI of shares of capital stock of VFI which would, upon issuance, represent more than 40% or more of the outstanding shares of capital stock of VFI other than in an underwritten public offering or underwritten private placement; or (iv) the acquisition by any person or group (including without limitation by way of a tender offer or an exchange offer) of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of VFI.

          (c) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

     7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                     ARTICLE VIII
                                  GENERAL PROVISIONS

     8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of VFI, HP and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)  if to HP or Merger Sub, to:

               Hewlett-Packard Company
               3000 Hanover Street
               Palo Alto, CA 94304
               Attention: Director, Corporate Department
               Telephone No.: (415) 857-3100
               Telecopy No.:   (415) 852-8342
               with a copies to:

               Hewlett-Packard Company
               3000 Hanover Street
               Palo Alto, CA 94304
               Attention: General Counsel
               Telephone No.: (415) 857-2043
               Telecopy No.:   (415) 857-4392

               and

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attention:  Larry W. Sonsini, Esq.
                           Aaron J. Alter, Esq.
                           Marty Korman, Esq.
               Telephone No.:  (415) 493-9300
               Telecopy No.:   (415) 493-6811

          (b)  if to VFI, to:

               VeriFone, Inc.
               Three Lagoon Drive
               Redwood City, CA 94065
               Attention:  General Counsel
               Telephone No.:  (415) 591-6500
               Telecopy No.:   (415) 598-4516

               with a copy to:

               Cooley Godward LLP
               Five Palo Alto Square
               3000 El Camino Real
               Palo Alto, CA  94306
               Attention:  Richard E. Climan, Esq.
                           Michael R. Jacobson, Esq.
               Telephone No.:  (415) 843-5000
               Telecopy No.:   (415) 857-0663

     8.3  INTERPRETATION; KNOWLEDGE.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. In determining whether any item results in a loss by VFI or HP of "MATERIAL BENEFITS" or "MATERIAL LIABILITY" to VFI or HP, such reference to VFI or HP, as the case may be, shall be deemed to refer, as the case may be, to VFI and its subsidiaries taken as a whole or HP and its subsidiaries taken as a whole. In addition, reference to a "MATERIAL NEGATIVE IMPACT" upon the business or financial condition of VFI or HP shall be deemed to refer to the business or financial condition of VFI and its subsidiaries taken as a whole or HP and its subsidiaries taken as a whole, as the case may be, and such term shall be deemed to be a lower standard of materiality than a Material Adverse Effect.

          (b) For purposes of this Agreement (a) as it relates to HP, the term "KNOWLEDGE" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or Controller of HP, has actual knowledge of such matter and (b) as it relates to VFI, the term "KNOWLEDGE" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or General Counsel or corporate counsel has actual knowledge of such matter.

     8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including VFI Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the

Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.12.

     8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF HP, VFI AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF HP, VFI OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                        HEWLETT-PACKARD COMPANY


                                        By:  /s/ Richard E. Belluzzo
                                             ------------------------------

                                        Name:     Richard E. Belluzzo
                                             ------------------------------

                                        Title:    Executive Vice President
                                              -----------------------------

                                        TOWER BRIDGE ACQUISITION CORPORATION


                                        By:  /s/ Ann O. Baskins
                                             ------------------------------

                                        Name:     Ann O. Baskins
                                             ------------------------------

                                        Title:    V.P. and Secretary
                                              -----------------------------

                                        VERIFONE, INC.


                                        By:  /s/ Joseph M. Zaelit
                                             ------------------------------

                                        Name:     Joseph M. Zaelit
                                             ------------------------------

                                        Title:    Senior V.P. and CFO
                                              -----------------------------


                          **** REORGANIZATION AGREEMENT ****

                                    EXHIBIT A

                                VOTING AGREEMENT


     This Voting Agreement ("AGREEMENT") is made and entered into as of April 22, 1997, between Hewlett-Packard Company, a California corporation ("PARENT"), and the undersigned stockholder ("STOCKHOLDER") of VeriFone, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Parent, the Company and Tower Bridge Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), are entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT") which provides for the merger (the "MERGER") of Merger Sub with and into the Company. Pursuant to the Merger, shares of capital stock of the Company will be converted into Common Stock of Parent on the basis described in the Merger Agreement.

     B. The Stockholder is the record holder of such number of outstanding shares of Common Stock of the Company as is indicated on the final page of this Agreement. In addition, the Stockholder holds options to purchase such number of shares of Common Stock of the Company as is indicated on the final page of this Agreement.

     C. As a material inducement to enter into the Merger Agreement, Parent desires the Stockholder to agree, and the Stockholder is willing to agree, to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Stockholder has voting power so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

     1.   AGREEMENT TO VOTE SHARES; ADDITIONAL PURCHASES.

          1.1 AGREEMENT TO VOTE SHARES. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Stockholder shall cause the Shares and any New Shares (as defined below) to be voted in favor of approval of the Merger Agreement and the Merger.

          1.2 DEFINITION. For purposes of this Agreement, "Shares" shall mean all issued and outstanding shares of Common Stock of the Company owned of record or beneficially (over which beneficially-owned shares the Stockholder exercises voting power) by the Stockholder as of the record date for persons entitled
(a) to receive notice of, and to vote at the meeting of the stockholders of the Company called for the purpose of voting on the matter referred to in
Section 1.1, or (b) to take action by written consent of the stockholders of the Company with respect to the matter referred to in Section 1.1

          1.3 ADDITIONAL PURCHASES. Stockholder agrees that any shares of capital stock of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (over which beneficially-owned shares the Stockholder exercises voting power) after the execution of this Agreement and prior to the date of termination of this Agreement ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "PROXY"), which shall be irrevocable, with respect to the Shares.

     3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. Stockholder (i) is the owner of the shares of Common Stock of the Company, and the options to purchase shares of Common Stock of the Company, indicated on the final page of this Agreement, which at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any securities of the Company other than the shares of Common Stock of the Company, and options to purchase shares of Common Stock of the Company, indicated on the final page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement.

     4. ADDITIONAL DOCUMENTS. Stockholder and Parent hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent or Stockholder, as the case may be, to carry out the intent of this Agreement.

     5. CONSENT AND WAIVER. Stockholder (not in his capacity as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

     6. TERMINATION. This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof.

     7.   MISCELLANEOUS.

          7.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          7.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

          7.3 AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          7.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

          7.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

          If to Parent:          Hewlett-Packard Company
                                 3000 Hanover Street
                                 Palo Alto, CA  94304
                                 Attn: President and Chief Executive Officer

          With a copy  to:       Wilson Sonsini Goodrich & Rosati, P.C.
                                 650 Page Mill Road
                                 Palo Alto, California 94304-1050
                                 Attn:     Larry W. Sonsini, Esq.
                                           Aaron J. Alter, Esq.

          If to the Stockholder: To the address for notice set forth on the last page hereof.

          With a copy to:        Cooley Godward LLP
                                 Five Palo Alto Square
                                 3000 El Camino Real
                                 Palo Alto, CA  94306
                                 Attn:     Richard E. Climan, Esq.
                                           Michael R. Jacobson, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

          7.6 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California (without regard to the principles of conflict of laws thereof).

          7.7 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          7.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          7.9 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

                                   PARENT

                                   By:__________________________________

                                   Name:________________________________

                                   Title:_______________________________

                                   STOCKHOLDER:

                                   By:__________________________________

                                   Name:________________________________

                                   Title:_______________________________


                                   Stockholder's Address for Notice:

                                   _____________________________________
                                   _____________________________________
                                   _____________________________________

                                   ________Outstanding Shares of Common Stock of the Company

                                   ________Shares of Common Stock of the Company subject to outstanding stock options


                             ***VOTING AGREEMENT***

                                    EXHIBIT A

                                IRREVOCABLE PROXY


     The undersigned Stockholder of VeriFone, Inc., a Delaware corporation (the "COMPANY"), hereby irrevocably appoints the directors on the Board of Directors of Hewlett-Packard Company, a California corporation ("PARENT"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the voting of the Shares (as defined in the Voting Agreement of even date between Parent and the Stockholder (the "VOTING AGREEMENT")) on the matter described below (and on no other matter), until such time as that certain Agreement and Plan of Reorganization dated as of April 22, 1997 (the "MERGER AGREEMENT"), among Parent, Tower Bridge Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company, shall be terminated in accordance with its terms or the Merger (as defined in the Merger Agreement) becomes effective. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

     This proxy is irrevocable, is granted pursuant to the Voting Agreement and is granted in consideration of Parent entering into the Merger Agreement. The attorneys and proxies named above will be empowered at any time prior to the earlier of termination of the Merger Agreement and the date on which the Merger becomes effective to exercise all voting rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of the Company's stockholders, and in every written consent in lieu of such a meeting, or otherwise, to vote the Shares in favor of approval of the Merger and the Merger Agreement.

     The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to the earlier of termination of the Merger Agreement and the date on which the Merger becomes effective, at every annual, special or adjourned meeting of the Stockholders of the Company and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreement. The undersigned Stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This proxy is irrevocable.

Dated:  April __, 1997

        Signature of Stockholder:____________________

        Print Name of Stockholder:___________________



                                   ***PROXY***

                                    EXHIBIT B

                        VERIFONE, INC. AFFILIATE AGREEMENT



     This AFFILIATE AGREEMENT ("AGREEMENT") is dated as of April 22, 1997, between Hewlett-Packard Company, a California corporation ("PARENT"), VeriFone, Inc., a Delaware corporation (the "COMPANY") and the undersigned (the "AFFILIATE").

     WHEREAS, Parent and the Company have entered into an Agreement and Plan of Reorganization ("MERGER AGREEMENT") pursuant to which Parent and the Company intend to enter into a business combination transaction to pursue their long term business strategies (the "MERGER") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement);

     WHEREAS, pursuant to the Merger, at the Effective Time, all of the issued and outstanding shares of the Company's Common Stock, including any shares owned by Affiliate as of the Effective Time, will be converted into shares of Parent Common Stock as set forth in the Merger Agreement;

     WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used (i) for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (the "SEC") and (ii) in the SEC's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of the Company;

     WHEREAS, it will be a condition to consummation of the Merger pursuant to the Merger Agreement that the independent accounting firms that audit the annual financial statements of Parent and the Company will have delivered their written concurrences with the conclusions of management of Parent and the Company to the effect that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16;

     WHEREAS, the execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Merger Agreement.

     NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

     1. ACKNOWLEDGMENTS BY AFFILIATE. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by Parent, the Company, and their respective affiliates, counsel and accounting firms for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests," and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement and has had an opportunity to discuss the requirements of this Agreement with Affiliate's professional advisors, who are qualified to advise Affiliate with regard to such matters.

     2.   COMPLIANCE WITH RULE 145 AND THE ACT.

          (a) Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "ACT"), and as such will not be deemed "restricted securities" within the meaning of Rule 144 promulgated thereunder and resale of such shares will not be subject to any restrictions other than as set forth in Rule 145 of the Act unless otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, (ii) Affiliate may be deemed to be an affiliate of the Company, and (iii) no sale, transfer or other disposition by Affiliate of any Parent Common Stock received by Affiliate in the Merger will be registered under the Act. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Merger unless (x) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Act,
(y) an authorized representative of the SEC takes the position in writing to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written position ("No Action Correspondence") is delivered to Parent, or (z) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          (b) Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE
          SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE TRANSFERRED (A) IN CONFORMITY WITH RULE 145(d) UNDER SUCH ACT, (B) IN ACCORDANCE WITH A WRITTEN OPINION OF

          COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR (C) AS IS OTHERWISE PERMITTED UNDER THAT CERTAIN AFFILIATE AGREEMENT DATED AS OF April 22, 1997, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall instruct its transfer agent to remove such legend, if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), (ii) a copy of the No Action Correspondence, (iii) an opinion of counsel, in form and substance reasonably satisfactory to Parent to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145, or (iv) a written request for removal of such legend after the earlier of (x) the inapplicability of Rule 145 by its terms or (y) the effective date of any action by the SEC eliminating the restrictions upon sale, transfer or disposition under Rule 145 or otherwise rendering compliance with such restrictions unnecessary.

     3. COVENANTS RELATED TO POOLING OF INTERESTS. In accordance with SAB 65, during the period contemplated by SAB 65, until the earlier of (A) Parent's public announcement of financial results covering at least 30 days of combined operations of Parent and the Company or (B) the Merger Agreement is terminated in accordance with its terms, Affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce its risk relative to: (A) any shares of Company Common Stock, except pursuant to and upon the consummation of the Merger; or (B) any shares of Parent Common Stock received by Affiliate in the Merger or any shares of Parent Common Stock received by Affiliate upon exercise of options assumed by Parent in connection with the Merger. Parent may, at its discretion, cause a restrictive legend covering the restrictions referred to in this Section 3 to be placed on Parent Common Stock certificates issued to Affiliate in the Merger and place a stock transfer notice consistent with the restrictions referred to in this Section 3 with its transfer agent with respect to such certificates, provided that such restrictive legend shall be removed and/or such notice shall be countermanded promptly upon expiration of the necessity therefor at the request of Affiliate.

     4. PERMITTED TRANSFERS. Notwithstanding anything to the contrary contained in this Agreement, Affiliate may (with the consent of Parent, not to be unreasonably withheld): (a) transfer shares of Common Stock of the Company to the Company in payment of the exercise price of options to purchase Common Stock of the Company; (b) transfer shares of Parent Common Stock to Parent in payment of the exercise price of options to purchase Parent Common Stock, (c) transfer shares of Common Stock of the Company to any organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, so long as such organization has traditionally been supported by contributions from the general public (as opposed to being supported largely by a specific donor); and (d) transfer of shares of Common Stock of the Company or shares of Parent Common Stock to a trust established for the benefit of Affiliate and/or for the benefit of one or more members of Affiliate's family, or make a bona fide gift of shares of Common Stock of the Company or shares of Parent Common Stock to one or more members of Affiliate's family, provided that in the case of a transfer or gift pursuant to this clause (d), a transferee of such shares agrees to be bound by the limitations set forth in this Agreement.

     5. SPECIFIC PERFORMANCE. Affiliate agrees that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms, or were otherwise breached. It is, accordingly, agreed that Parent shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Parent may be entitled at law or in equity.

     6.   MISCELLANEOUS.

          (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

          (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California (without regard to the principles of conflict of laws thereof).

          (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

          (e) Counsel to and accountants for the parties to the Agreement shall be entitled to rely upon this Agreement as needed.

          (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

          (g) Notwithstanding any other provision contained herein, this Agreement and all obligations of Affiliate hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms.

          (h) Parent currently intends to file on a timely basis, from and after the Effective Time and as long as is necessary in order to permit Affiliate to sell Parent Common Stock held by Affiliate pursuant to Rule 145, all reports required to be filed by it pursuant to the Exchange Act, and currently intends to otherwise make available adequate information regarding Parent in such manner as may be required to satisfy the requirements of Rule 144(c) under the Act as now in effect.

     Executed as of the date shown on the first page of this Agreement.

                                        HEWLETT-PACKARD COMPANY


                                        By:__________________________________

                                        Name:________________________________

                                        Title:_______________________________

                                        VERIFONE, INC.

                                        By:__________________________________

                                        Name:________________________________

                                        Title:_______________________________

                                        AFFILIATE

                                        By:__________________________________

                                        Name of Affiliate:___________________

                                        Name of Signatory (if different from
                                        Affiliate):

                                        _____________________________________

                                        Title of Signatory
                                        (if applicable):_____________________


Number of shares of the Company's Common Stock beneficially owned by Affiliate:

__________________________________

Number of shares of the Company's Common Stock subject to options beneficially owned by Affiliate:

__________________________________


                           ***AFFILIATE AGREEMENT***